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                                                                      EXHIBIT 99

                                                                    NEWS RELEASE

Contact: Richard H. Roberts
         General Counsel and
         Senior Vice President
         (423) 636-7000

FORWARD AIR CORPORATION ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

         GREENEVILLE, TENNESSEE (May 20, 1999) - Forward Air Corporation (NASDAQ:FWRD) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Holders of Forward Air Common Stock as of June 1, 1999 will receive preferred stock purchase rights as a dividend at the rate of one Right for each share of Common Stock. The Rights will expire on May 18, 2009.

         The Shareholder Rights Plan is designed to deter certain types of unfair takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Plan is not intended to prevent a fully financed and adequate offer for the Company. The Shareholder Rights Plan was not adopted in response to any specific attempt to acquire control of the Company and the Company is not aware of any such effort.

         Each Right will initially entitle its holder to purchase one one-hundredth of a share of a new Series A Junior Preferred Stock at an exercise price of $110 per Right, subject to adjustment. Because the Rights will not initially be exercisable and will trade with the Common Stock, separate Right certificates will not be provided to shareholders. Each Right will become exercisable only upon a person's or group's, with certain exceptions as provided in the Shareholder Rights Agreement, acquisition of, or commencement of a tender or exchange offer for, 15% or more of the Common Stock of the Company. Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company's assets or earning power.

         Upon becoming exercisable, each Right will allow the holder (other than the person or group whose action has triggered the exercisability of the Rights), under alternative circumstances, to buy either securities of Forward Air or securities of the acquiring company (depending on the form of the transaction) having a value of twice the exercise price of the Rights. The Rights generally are redeemable by the Board of Directors at $0.001 per Right for a period of ten business days following the time the Rights become exercisable. The Rights also are generally exchangeable by the Board of Directors at an exchange ratio of one share of Common Stock per Right at any time after the Rights have become exercisable and prior to the acquisition by any person or group of 50% or more of the Common Stock of the Company.

         Details of the Shareholder Rights Plan and Rights are summarized in a letter that will be mailed to all Forward Air shareholders.




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